UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 16, 2015

CRESTWOOD EQUITY PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-34664	43-1918951
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

700 Louisiana Street, Suite 2550 Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (832) 519-2200

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 16, 2015, Michael J. Campbell resigned as Chief Financial Officer of Crestwood Equity GP LLC (the “Company”), the general partner of Crestwood Equity Partners LP (the “Partnership”), effective on March 31, 2015.

In connection with his resignation, Mr. Campbell entered into a Separation Agreement and Release with Crestwood Operations LLC, an affiliate of the Company (“Crestwood Operations”), dated as of January 16, 2015 (the “Separation Agreement”). Under the Separation Agreement, Mr. Campbell will receive (i) up to $1,600,000 of severance payments to be allocated over 18 months after his separation date, (ii) reimbursement for the employer contribution portion of elected COBRA coverage for a period of up to 18 months and (iii) accelerated vesting of unvested restricted units granted to Mr. Campbell prior to March 31, 2015. In addition, pursuant to the Separation Agreement, certain provisions of the Employment Agreement between Mr. Campbell and Crestwood Operations, dated January 21, 2014 (the “Campbell Employment Agreement”), will remain in effect after March 31, 2015, including the provisions contained therein related to non-competition, non-solicitation, non-use and non-disclosure of confidential information, ownership and assignment of intangible rights, and non-disparagement. However, the non-competition provision will cease to apply following Mr. Campbell’s execution of a Severance Waiver Notice (as defined in the Campbell Employment Agreement).

On January 20, 2015, the board of directors of the Company (the “Board”) appointed Robert T. Halpin, age 30, as Chief Financial Officer of the Company, effective upon the effective date of Mr. Campbell’s resignation. Mr. Halpin previously served as the Company’s Vice President—Finance since January 2013 and as the Company’s Vice President—Business Development from January 2012 to January 2013. Prior to joining the Company, from July 2009 to January 2012, Mr. Halpin was an Associate at First Reserve, the largest global private equity investment firm exclusively focused on energy, and from July 2007 to June 2009, Mr. Halpin was an investment banker in the Global Natural Resources Group at Lehman Brothers and subsequently, Barclays Capital following its acquisition of Lehman Brothers’ Investment Banking Division in September 2008. Mr. Halpin holds a B.B.A. in Finance from The University of Texas at Austin.

The Company and Mr. Halpin have entered into an Amended and Restated Employment Agreement, dated as of January 20, 2015 (the “Halpin Employment Agreement”), the initial term of which runs through December 31, 2016 and will renew automatically for additional one-year periods thereafter if neither party gives advance notice of non-renewal. The Halpin Employment Agreement replaces any current employment agreement with an affiliate of the Company and rights under existing severance plans, if any, and provide for a base salary of $375,000. In addition, the Halpin Employment Agreement provides that Mr. Halpin (i) is eligible to receive an annual cash performance bonus targeted at 80% of his base salary, based on the achievement of performance criteria established by the Compensation Committee of the Board, (ii) is eligible to receive an annual equity grant targeted at 140% of his base salary (including grants in respect of the units of both the Partnership and Crestwood Midstream Partners LP) and (iii) is entitled to participate in the Company’s customary health, welfare and fringe benefit plans.

Under the Halpin Employment Agreement, if Mr. Halpin’s employment is terminated by the Company without cause, if Mr. Halpin terminates his employment for good reason or if Mr. Halpin’s employment terminates as a result of his death or disability, he will be entitled to receive the following (subject to the delivery and non-revocation of a general release of claims in favor of the Company): if Mr. Halpin’s employment is terminated during the term by Crestwood Operations without “employer cause” (as defined in the Halpin Employment Agreement) or Mr. Halpin resigns due to “employee cause” (as defined in the Halpin Employment Agreement) or Mr. Halpin’s employment with Crestwood Operations terminates as a result of Crestwood Operations’ election not to renew the Halpin Employment Agreement, Mr. Halpin will be entitled to receive, subject to his execution of a release of claims, severance equal to two times the sum of his base salary and average annual bonus for the prior two years, payable in equal installments over an 18-month period following termination. In addition, Mr. Halpin would be entitled to certain subsidized medical benefits over such 18-month period. The Halpin Employment Agreement also provides for Mr. Halpin to be subject to noncompetition covenants (subject to certain qualifications set forth in the Halpin Employment Agreement) and non-solicitation covenants during the term of his employment and for an 18-month period thereafter.

The foregoing descriptions of the Separation Agreement and Halpin Employment Agreement do not purport to be complete and are qualified in their entirety by reference to the full text of each such agreement, which will be filed as exhibits to the Partnership’s next Annual Report on Form 10-K.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD EQUITY PARTNERS LP

	By:	Crestwood Equity GP LLC, its General Partner

Date: January 21, 2015	By:	/s/ Joel C. Lambert
Joel C. Lambert
Senior Vice President, General Counsel and
Corporate Secretary

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